Exhibit 99.1

Execution Version

SECOND AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 1

Date:	November 22, 2023

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Citibank, N.A.

Fax No.:	212-615-8985

Reference Number: To be advised.

The purpose of this Second Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citibank, N.A. (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) on May 19, 2020 (the “Original Transaction”). This Second Amended and Restated Supplemental Confirmation, November 22, 2023, amends and restates in its entirety the Amended and Restated Supplemental Confirmation, dated November 24, 2021, which amended and restated in its entirety the Supplemental Confirmation, dated March 9, 2021 (the “Original Supplemental Confirmation”), as is subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation and in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date and the Second Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Second Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the Second Amendment and Restatement Date for the Transaction referenced below.

1.       This Second Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 19, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Second Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Second Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	May 19, 2020

Amendment and Restatement Date:	November 24, 2021

Second Amendment and Restatement Date:	November 22, 2023

Prepayment Amount:	USD 44,957,909.41

Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

First Amendment Payment Amount:	USD 2,100,000.00. Dealer agrees to pay Counterparty the First Amendment Payment Amount on the First Amendment Payment Date. For the avoidance of doubt, the First Amendment Payment Amount shall be netted against Counterparty’s obligations to pay Dealer the (i) “First Amendment Prepayment Amount” under the Transaction under the Master Confirmation, with a “Trade Date” of March 9, 2021 and an “Amendment and Restatement Date” that falls on the Amendment and Restatement Date and (ii) “Second Amendment Payment Amount” under the Transaction under the Master Confirmation, with a “Trade Date” of May 26, 2020 and a “Second Amendment and Restatement Date” that falls on the Amendment and Restatement Date.

First Amendment Payment Date:	The second Currency Business Day following the Amendment and Restatement Date.

Second Amendment Payment Amount:	USD 6,296,838. Counterparty agrees to pay Dealer the Second Amendment Payment Amount on the Second Amendment Payment Date.

Second Amendment Payment Date:	The second Currency Business Day following the Second Amendment and Restatement Date.

Second Amendment Reference Price:	USD 177.9634

Forward Floor Price:	USD 177.9634

Forward Cap Price:	USD 195.7597

Final Disruption Date:	August 19, 2025

Contractual Dividend:	USD 0.455 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	7,000	5/27/2025
2	7,000	5/28/2025
3	7,000	5/29/2025
4	7,000	5/30/2025
5	7,000	6/2/2025
6	7,000	6/3/2025
7	7,000	6/4/2025
8	7,000	6/5/2025
9	7,000	6/6/2025
10	7,000	6/9/2025
11	7,000	6/10/2025
12	7,000	6/11/2025
13	7,000	6/12/2025
14	7,000	6/13/2025
15	7,000	6/16/2025
16	7,000	6/17/2025

17	7,000	6/18/2025
18	7,000	6/20/2025
19	7,000	6/23/2025
20	7,000	6/24/2025
21	7,000	6/25/2025
22	7,000	6/26/2025
23	7,000	6/27/2025
24	7,000	6/30/2025
25	7,000	7/1/2025
26	7,000	7/2/2025
27	7,000	7/7/2025
28	7,000	7/8/2025
29	7,000	7/9/2025
30	7,000	7/10/2025
31	7,000	7/11/2025
32	7,000	7/14/2025
33	7,000	7/15/2025
34	7,000	7/16/2025
35	7,000	7/17/2025
36	7,000	7/18/2025
37	7,000	7/21/2025
38	7,000	7/22/2025
39	7,000	7/23/2025
40	7,000	7/24/2025
41	7,000	7/25/2025
42	7,000	7/28/2025
43	7,000	7/29/2025
44	7,000	7/30/2025
45	7,000	7/31/2025
46	7,000	8/1/2025
47	7,000	8/4/2025
48	7,000	8/5/2025
49	7,000	8/6/2025
50	7,000	8/7/2025

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to the Original Transaction have been made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

Counterparty represents, warrants and covenants to Dealer that it is entering into this Second Amended and Restated Supplemental Confirmation in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws.

Counterparty hereby agrees (a) to check this Second Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Second Amended and Restated Supplemental Confirmation relates by manually signing this Second Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Authorized Representative
Eric Natelson
Authorized Signatory

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Balazs Horvath
Name: Balazs Horvath
Title: Director

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Director

[Signature Page to Second A&R Supplemental Confirmation No. 1 (Citi)]